SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                   FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                              November 5, 2004
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



   Colorado                    0-16203                84-1060803
--------------              ----------          --------------------
   (State of                  Commission           (I.R.S. Employer
Incorporation)                File No.           Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)








ITEM 1.01  Entry Into a Material Definitive Agreement.

     On November 5, we entered into a new $200 million credit facility with Bank One, NA; Bank of Oklahoma, N.A.; U.S. Bank National Association and Hibernia National Bank. The new credit facility replaces our previous $100 million credit facility with Bank of Oklahoma, U.S. Bank and Hibernia Bank.
In order to obtain this facility, we granted first and prior liens to the lending banks on most of our oil and gas properties and the related equipment, inventory, accounts and proceeds. The credit facility has a variable interest rates of the prime rate and/or an adjusted LIBOR rate, plus 0.25% to 1.0% based on the total debt outstanding. The loan matures on November 5, 2008.

     Our borrowing base, which determines the amounts that we are allowed to borrow or have outstanding under the new credit facility has been initially set at $75 million. Subsequent determinations of our borrowing base will be made by the lending banks at least semi-annually on February 15 and August 31 of each year or as special redeterminations. If, as a result of any such reduction in the amount of our borrowing base, the total amount of our outstanding debt were to exceed the amount of the borrowing base then in effect, then, within 30 days after we are notified of the borrowing base deficiency, we would be required to make a mandatory payment of principal to reduce our outstanding indebtedness so that it would not exceed our borrowing base. If for any reason we were unable to pay the full amount of the mandatory prepayment within the requisite 30-day period, we would be in default of our obligations under our credit agreement.

     The credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and include financial covenants.

     Under certain conditions amounts outstanding under the credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the credit facility. Subject to notice and cure periods in certain cases, other events of default under the credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the credit facility.

ITEM 9.01  Financial Statements and Exhibits.

     The following exhibit is filed herewith electronically:

     Exhibit 10.1 Credit Agreement dated November 5, 2004, by and among Delta Petroleum Corporation, Bank One, NA, Bank of Oklahoma, N.A., and U.S. Bank National Association








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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DELTA PETROLEUM CORPORATION
                                      (Registrant)


Date:  November 12, 2004               By:/s/ Kevin K. Nanke
                                          -----------------------------
                                          Kevin K. Nanke, Treasurer
                                          and Chief Financial Officer











































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